Exhibit 99.1

NEWS RELEASE

Dynegy Inc.   •   601 Travis Street   •   Suite 1400   •   Houston, Texas   •   77002   •   www.dynegy.com

FOR IMMEDIATE RELEASE                                                                                                                                              NR13-03

Dynegy Appoints Chief Commercial Officer

HOUSTON (February 12, 2013) — Dynegy Inc. (NYSE:DYN) announced that Hank Jones will join Dynegy as Executive Vice President and Chief Commercial Officer. Mr. Jones will be responsible for Dynegy’s commercial and asset management functions for our power generation business. In addition, Mr. Jones will lead a team that develops and executes both hedging and term contracting options for the entire fleet.

“Hank is an outstanding addition to the team.  With more than 25 years in the energy sector, he brings in-depth commercial expertise and extensive industry experience,” said Robert C. Flexon, Dynegy’s President and CEO. “Hank is a proven leader and great fit with the Dynegy leadership team.  He has successfully built and run commercial operations in the past. The Dynegy management team and I are looking forward to working with Hank as we continue to grow our operations. ”

Mr. Jones, 52, has served as Managing Director, North American Power and Gas Sales, Trading and Origination for Deutsche Bank since 2010.  He previously held various key commercial roles at EDF Trading (EDFT), AEP Energy Services and Duke Energy Corporation. Mr. Jones also ran his own energy consulting business and was Director and Chairman of Renewable Fuel Supply Ltd., a renewable fuels business in the UK providing alternative fuels to coal-fired power stations in Western Europe, prior to joining EDFT. Mr. Jones will serve on Dynegy’s executive management team and report to Robert C. Flexon.

ABOUT DYNEGY

Dynegy’s subsidiaries produce and sell electric energy, capacity and ancillary services in key U.S. markets. The Dynegy Power, LLC power generation portfolio consists of approximately 6,771 megawatts of primarily natural gas-fired intermediate and peaking power generation facilities. The Dynegy Midwest Generation, LLC portfolio consists of approximately 2,980 megawatts of primarily coal-fired baseload power plants.

Dynegy Inc. Contacts: Media: Katy Sullivan, 713.767.5800; Analysts: 713.507.6466